EXHIBIT 99.2
TERMINATION AGREEMENT

TERMINATION AGREEMENT

TERMINATING AGREEMENT AND PLAN OF MERGER

TERMINATION AGREEMENT, dated as of December 3, 2008 (this “Agreement”), terminating the AGREEMENT AND PLAN OF MERGER, dated as of June 13, 2008 (the “Merger Agreement”), among NWJ APARTMENT HOLDINGS CORP., a Maryland corporation (“Parent”), NWJ ACQUISITION CORP., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”) and WILSHIRE ENTERPRISES, INC., a Delaware corporation (the “Company”).

WHEREAS, the parties previously entered into the Merger Agreement, and

WHEREAS, the Board of Directors of the Company has determined that it is in the best interests of the Company and its stockholders, and declared it advisable, for the Company to enter into this Agreement, and

WHEREAS, the Board of Directors of Parent and the Board of Directors of Merger Sub have each approved, and the Board of Directors of Merger Sub has declared it advisable for Merger Sub to enter into, this Agreement,

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

Section 1.1 Termination. The Company, Parent and Merger Sub hereby terminate the Merger Agreement pursuant to Section 8.1(a) of the Merger Agreement, and such Merger Agreement is hereby so terminated.

Section 1.2 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 1.3 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

NWJ APARTMENT HOLDINGS CORP., a Maryland corporation

By:	/s/ Nickolas W. Jekogian, III
Name: Nickolas W. Jekogian, III
Title: President

NWJ ACQUISITION CORP., a Delaware corporation

By:	/s/ Nickolas W. Jekogian, III
Name: Nickolas W. Jekogian, III
Title: President

WILSHIRE ENTERPRISES, INC., a Delaware corporation

By:	/s/ Sherry Wilzig Izak
Name: Sherry Wilzig Izak
Title: Chairman of the Board and Chief Executive Officer